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                                                                    EXHIBIT 99.1

                                 METRICOM, INC.

                            NONSTATUTORY STOCK OPTION
                                   (NON-PLAN)


TIMOTHY A. DREISBACH, Optionee:

        METRICOM, INC. (the "Company"), has granted to you, the optionee named above, a nonstatutory stock option to purchase shares of the common stock of the Company ("Common Stock").

        The details of your option are as follows:

        1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is five hundred eleven thousand four hundred fifty-seven (511,457).

        2. VESTING.

               (a) NORMAL VESTING. Subject to the limitations contained herein, 131,416 of the total number of shares granted hereunder shall vest on May 8, 1999, and thereafter 10,951.33 of the remaining number of shares shall vest on the 8th of each month for the remainder of calendar year 1999; 10,655.33 of the remaining shares shall vest on the 8th of each month during calendar years 2000 and 2001; and 9,530.73 of the remaining shares shall vest on the 8th of each month during calendar year 2,002 until all of the shares are fully vested; provided however, that during the entire period prior to each vesting date, you have continuously served as an employee or director of or consultant to the Company, whereupon the option shall become fully exercisable with respect to that portion of the shares represented by that installment.

               (b) ACCELERATED VESTING. The vesting of the shares provided for in subsection 2(a) shall accelerate as follows:

                   (i) acceleration of vesting of 100% of the unvested shares following a Change in Control if, within 90 days prior to or 180 days following such Change in Control, (A) your employment is terminated by the Company (or its successor) for any reason other than for Cause or (B) you terminate your employment with the Company (or its successor) for Good Reason; and

                   (ii) acceleration of vesting of 127,862 shares if, within 180 days following the Effective Date of your employment with the Company (as indicated in your Employment Agreement), (A) your employment is terminated by the Company for any reason other than for Cause or (B) you terminate your employment with the Company for Good Reason; provided, however, that if such termination of employment occurs within the period 181 days

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through 365 days following the Effective Date of your employment with the
Company, then the acceleration of vesting of such shares shall be equal to 127,862 multiplied by a fraction, the numerator of which is the number of days you have been employed with the Company and the denominator of which is 365.

        3. EXERCISE PRICE. The exercise price of this option is $10.375 per share, being not less than the fair market value of the Common Stock on the date of grant of this option.

        4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price by one or more of the following:

               (a) Payment of the exercise price per share in cash (including check) at the time of exercise;

               (b) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; and

               (c) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company's reported earnings (generally six months) or were not acquired, directly or indirectly from the Company, owned free and clear of any liens, claims, encumbrances or security interests, and valued at its Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time your option is exercised, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, your option may not be exercised by tender to the Company of Common Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

        5. INTERPRETATION OF THE OPTION TERMS. To the extent not inconsistent with the terms hereof, the Company shall interpret the terms not explicitly defined in this option in accordance with its interpretation of provisions of its 1997 Equity Incentive Plan and Sections 5 and 6 of your Employment Agreement, as applicable.

        6. WHOLE SHARES. Your option may only be exercised for whole shares.

        7. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also

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comply with other applicable laws and regulations governing the option, and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

        8. TERM. The term of your option commences on May 8, 1998 (the "Grant Date") and expires upon the EARLIEST of the following:

               (a) the tenth (10th) anniversary of the Grant Date;

               (b) ninety (90) days after the termination of your employment with the Company if you voluntarily terminate your employment without Good Reason; and

               (c) two (2) years after the termination of your employment with the Company if you are terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason.

        9. EXERCISE.

               (a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

               (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option,
(2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise, or (3) the disposition of shares acquired upon such exercise.

        10. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

        11. WITHHOLDING OBLIGATIONS.

               (a) At the time your option is exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

               (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company



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may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

               (c) Your option is not exercisable unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

        12. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

        13. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

        14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.



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        Dated the ____ day of May, 1998.

METRICOM, INC.                                    OPTIONEE:




By:
   ------------------------------                 ------------------------------
   Duly authorized on behalf                      Timothy A. Dreisbach
   of the Board of Directors